Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Partners Trust Financial Group, Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Partners Trust Financial Group, Inc. relating to the Partners Trust Financial Group, Inc. Long-Term Equity Compensation Plan of our reports dated March 9, 2005, with respect to the consolidated balance sheets of Partners Trust Financial Group, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders' equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Partners Trust Financial Group, Inc., incorporated by reference herein.

/s/ KPMG LLP

Albany, New York

January 31, 2006